EXHIBIT 10.2

Michael H. Campbell
Executive Vice President	October 31, 2008
HR, Labor & Communications
[Name/Address]
Dear [Name]:
I am pleased to confirm our verbal offer of employment for the position of [POSITION] of Delta Air Lines, Inc. (“Delta” or the “Company”). Your active employment with Delta will begin on the closing date of the merger between Nautilus Merger Corporation, a wholly owned subsidiary of Delta, and Northwest Airlines Corporation (such transaction referred to as the “Merger”, and your active employment commencement date referred to as the “Delta Transfer Date”). The following information generally summarizes the terms of our offer.
ANNUAL COMPENSATION
Your base salary will be $[AMOUNT] per annum, payable in accordance with the usual payment practices of the Company except that for convenience purposes only, regardless if your Delta Transfer Date is prior to January 1, 2009, you will be paid from the Northwest Airlines Inc. (“NWA”) payroll through at least that date.
You will participate in Delta’s 2009 Management Incentive Plan (the “MIP”) according to the terms of the MIP as in effect from time to time. As [POSITION] at Delta, your Target MIP Award for 2009 will be [PERCENTAGE] % of your annual base salary.
LONG-TERM COMPENSATION
As soon as practicable after the Delta Transfer Date, and subject to your execution of the underlying award agreement offered to you by Delta, you will receive an equity-based award under Delta’s 2007 Performance Compensation Plan (the “Performance Plan”) consisting of (1) [NUMBER] shares of restricted Delta common stock; and (2) a stock option to purchase up to [NUMBER] shares of Delta common stock (the restricted stock and the stock option collectively referred to as the “Merger Equity Award”). Subject to your continued employment with Delta and the terms and conditions set forth in the award agreement, the Merger Equity Award will generally vest as follows:
20% May 1, 2009;
20% November 1, 2009;
20% May 1, 2010; and
40% November 1, 2011.
Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

In addition to the Merger Equity Award, you will also be eligible to participate in Delta’s 2009 Long-Term Incentive Program (the “2009 LTIP”) as in effect from time to time. The value of your target award opportunity under the 2009 LTIP will be $[XXX]. Subject only to final approval of plan language by the Personnel & Compensation Committee of the Board (the “P & C Committee”), half of the shares subject to the target award opportunity will be time-based restricted stock and half will be cash-settled performance shares. Subject to your continued employment with Delta and the terms and conditions set forth in the award agreement, as well as final P & C Committee approval: (a) the restricted stock will vest in two equal installments on the first and second anniversaries of the grant date; and (b) the performance shares will vest at the end of a two year performance period and will be paid out within the range of 0% to 200% depending on whether we meet or exceed our performance goals.
WITHHOLDING OBLIGATIONS
All consideration provided by Delta shall be provided subject to withholding and other federal, state and local taxes and deductions as provided by law.
GENERAL BENEFITS
Although you will be employed by Delta as of the Delta Transfer Date, for convenience purposes, you will not be eligible for Delta’s broad based benefit programs, including health, dental, disability, survivor, retirement, (including any payments under Delta’s restoration program) and paid time off until January 1, 2009. Through December 31, 2008, you will continue to be eligible to participate in the benefit plans and programs that were offered to you by NWA immediately prior to the Delta Transfer Date.
Except as noted below with respect to the Delta Air Lines, Inc. Officer and Director Severance Plan (“O&D Severance Plan”), or any successor thereto, you also will generally be entitled to such benefits as are provided to officers of the Company employed on or after the Delta Transfer Date, including free and reduced rate travel, financial planning assistance, an annual executive physical and similar programs as such benefits exist from time to time.
If applicable, you will be eligible for a relocation benefit as provided under the terms of the Delta Officer Relocation Program. A summary of these benefits is included as Exhibit A. This policy has certain payback provisions if your employment terminates within two years of the date of your actual relocation.
SPECIAL TRAVEL BENEFITS AT TERMINATION
Upon your termination of employment from Delta at any time for any reason other than for Cause (as defined in Exhibit B), you will have a right to participate in the Delta UATP Travel Program (the “UATP Program”) for life according to the terms of the UATP Program in effect as of the Delta Transfer Date. This contractual right is further defined and explained in Exhibit C. For your convenience, I have included an execution copy of the agreement in Exhibit C

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

2

granting this contractual right. You should sign and return this execution copy along with your signed copy of this letter. You should also note that in order to be eligible for this benefit, you must agree to sign a release containing certain non-compete, non-solicit, and similar other covenants at the time your employment with Delta terminates.
RETENTION PAYMENT AND WAIVER OF RIGHTS UNDER CERTAIN NWA AGREEMENTS
Delta acknowledges that, pursuant to your Management Compensation Agreement with NWA dated as of                                         ,                      (as amended) (the “Agreement”), and pursuant to the terms of certain other NWA programs, including the Key Employee Annual Cash Incentive Program, as amended, (the “KEACIP”) and the 2003 Long Term Cash Incentive Plan, as amended, (the “2003 LTIP”) upon the termination of your employment with NWA under certain circumstances, you would be entitled to the severance payments and benefits set forth in your Agreement, the KEACIP and the 2003 LTIP. By signing below, and in partial exchange for this offer of employment and the benefits provided pursuant to this letter, you agree to waive all rights and benefits under the Agreement, the KEACIP and the 2003 LTIP, regardless of whether such rights are vested or unvested and you will receive the following payments instead (none of which shall be considered earnings for purposes of any Delta sponsored benefit plan, and which, for convenience purposes only, will be paid from the NWA payroll):
(a)	Subject to Delta’s receipt, promptly following the Delta Transfer Date, of a Waiver and General Release in a form substantially similar to Exhibit D (the “Release”), signed and not revoked by you during the revocation period set forth in the Release, you will receive a retention payment (the “Retention Payment”) in the amount of the lump sum cash severance payment set forth in
Section of your Agreement promptly following the end of such revocation period. In the event that, prior to the [first] [second] anniversary of the Delta Transfer Date, you voluntarily terminate your employment with Delta (including due to retirement) other than due to disability or for “Good Reason” as defined in Exhibit E, or your employment is terminated by Delta for Cause (as defined in Exhibit B), then you will be obligated to re-pay to Delta an amount equal to the product of the Retention Payment multiplied by a fraction, the numerator of which is the number of days during the period commencing on the effective date of your termination of employment and ending on the (first) (second) anniversary of the Delta Transfer Date and the denominator of which is(365) (730) (the “Repayment Amount”). In such event, you must pay the Repayment Amount to Delta within ten days following the termination of your employment, and Delta shall be entitled to set-off all or a part of the Repayment Amount against any amounts otherwise owed to you by Delta or any affiliate of Delta. Anything in this paragraph (a) and Exhibit E notwithstanding, if following the Merger, your office is relocated by more than 50 miles, and you voluntarily terminate your employment rather than relocate, you will not owe any Repayment Amount.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

3

(b)	An amount equal to your 2008 KEACIP payment at target payable no later than December 31, 2008.

(c)	An amount equal to your 2007-2008 award under the 2003 LTIP at the greater of (a) 100%; or (b) the applicable percent payout determined as if the performance period were 1/1/07 through 9/30/08 rather than 1/1/07 through 12/31/08, but in either case payable no later than December 31, 2008.

(d)	An amount equal to your 2008-2009 award under the 2003 LTIP at 100% payable no later than December 31, 2008.
If applicable, you will also receive payments described in Exhibit F.
PARTICIPATION IN SEVERANCE PLANS
In the event your employment with Delta is terminated for any reason prior to the [second] [third] anniversary of the Delta Transfer Date, you will not be eligible to participate in the O&D Severance Plan, any successor thereto, or any other severance plan or program sponsored by Delta and you will not be entitled to any severance payments or benefits in connection with your termination of employment. After such time, and subject to your continued employment, you will participate in the O&D Severance Plan or its successor in accordance with the terms of the O&D Severance Plan, as it may be amended from time to time. This section shall not be construed to provide any rights to continued employment.
IN CONCLUSION
Except as otherwise provided in this letter of agreement, your employment with Delta will be subject to Delta’s standard policies and will be governed by the terms and conditions of the Human Resources Policies, as may be amended from time to time hereafter. Anything to the contrary herein notwithstanding, nothing herein is intended to provide any rights to continued employment. This letter of agreement supersedes any prior discussions and documentation concerning your compensation or benefit arrangements with the Company.
If the terms outlined reflect your understanding of our agreement and you accept employment based on these terms, please indicate your acceptance by signing the two original letters of agreement provided. Please keep one letter of agreement for your records and return the other to me.
[NAME], we are extremely pleased to have you on the Delta senior leadership team and we look forward with great pleasure to your contribution to making us the world’s premier airline.
Mary Steele, our director of compensation programs, is available to assist you on questions regarding your compensation package. Mary’s direct line is 404-715-6333.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

4

Sincerely,

[NAME]

Date

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

5

List of Exhibits
Exhibit A — Summary of Delta Officer Relocation Package and Addendum thereto
Exhibit B – Definition of Cause
Exhibit C – Retired Officer Merger Travel Benefit Agreement (enclosed execution copy to be signed now; Release form attached to Agreement to be signed in future)
Exhibit D – Form of Waiver and Release for Retention Payment (to be signed when letter signed)
Exhibit E – Definition of Good Reason
Exhibit F – Additional Payment (Excise Tax protection)

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

6

EXHIBIT A
Quick Reference Guide
Delta Relocation Policy – Current / New Hire Officer
This table summarizes the benefits provided in your relocation program. Use this information as a quick reference guide, but be sure to review the full details of each policy section for complete information. All provisions of this policy expire 12 months from your effective date of transfer.

BENEFIT	DESCRIPTION
Pass Travel	4 PS-F RT (company officer & spouse* – house hunting)
1 PS-F OW (company officer & spouse* – enroute travel if not driving)
1 PS-Y OW (all other family members – enroute travel if not driving)

Home Finding	Reimbursement of home finding expenses

Temporary Living	Reimbursement of temporary living expenses for up to 6 months dependent upon needs

Household Goods Move	Move all personal effects

Storage	Storage up to 12 months / delivery from storage to permanent residence

Personal Vehicles	Options:

1. Shipment of personal vehicles
2. Published mileage allowance to drive

Insurance	• Household Goods: Repair/replacement value coverage provided in addition to van line coverage

• Vehicles Shipped: Up to $50,000 depreciated value each

COMAT	Delta Air Cargo – 1 shipment up to 500 pounds

Enroute Travel to Your New Location (Household Goods in Transit)	Actual and reasonable expenses, lodging / meals – family coverage. If driving, mileage allowance is equivalent to rate the IRS authorizes for company business travel or 1 PS-OW pass

Lease Cancellation	Actual cost to break lease

Home Selling Costs	Options:

Via Third-Party Relocation Firm (60 days mandatory marketing of home, followed by buy out option based on average appraised value if unsold). or

Direct reimbursement of home sale cost.

New Home Purchase Closing Costs	Buyer closing costs / maximum two mortgage discount points

Tax Information	Tax gross-up of taxable relocation costs

*	Benefit applies to married or same-sex partner couples

Delta Relocation Policy — Officer 10/08

Exhibit A (continued)
Loss on Sale Protection Addendum
Officers
In addition to the relocation provisions contained on the Quick Reference Guide, you are being offered financial assistance to offset a portion of the Loss on Sale you may incur as a result of the sale of your primary residence. Parameters include:
–	Total Loss on Sale (TLOS) will be calculated as your final selling price minus the original price you paid when you initially purchased your home. It does not include improvements made to your home since you have owned it.

–	100% of the TLOS will be paid by Delta, up to $100,000

–	This payment will be grossed up so that your net amount received reflects a full TLOS amount

–	Additional terms may apply based on applicable tax law.
Example where cap does not apply:
You purchased your home for $600,000 and sold the home for $520,000. This represents a TLOS of $80,000. Delta will reimburse your $80,000 TLOS in addition to the other reimbursements detailed on the Quick Reference Guide.
Example where cap does apply:
You purchased your home for $600,000 and sold the home for $480,000. This represents a TLOS of $120,000. Delta will reimburse $100,000 of your TLOS and you will be responsible for the remaining $20,000 shortfall.
This document is not intended to represent a permanent change to Delta’s relocation policy and is being offered, individually, as a result of the merger of Delta Air Lines and Northwest Airlines.

EXHIBIT B
Definition of Cause
Cause means a person’s:
(i)	continued, substantial failure to perform his duties with Delta or any entity that, directly or indirectly, controls or is controlled by or under common control with Delta (an “Affiliate”) (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the person which identifies the manner in which Delta or an Affiliate believes that the person has not performed his duties, or

(ii)	misconduct which is economically injurious to Delta or to any Affiliate, or

(iii)	conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty, or

(iv)	material violation of any material Delta or Affiliate policy or rule regarding conduct, which policy or rule has been communicated in writing to the person.
A person shall have a least ten (10) business days to cure, if curable, any of the events (other than clause (iii)) which could lead to his termination for Cause. For any person who is an Executive Vice President or more senior executive of Delta, a termination for Cause must be approved by a 2/3 vote of the entire board of directors of Delta.

EXHIBIT C
DELTA AIR LINES, INC.
RETIRED OFFICER MERGER TRAVEL BENEFIT AGREEMENT
[DATE]
[Name]
The purpose of this Agreement (the “Agreement”) is to provide you (subject to the terms of the Agreement and subject to your accepting employment with Delta Air Lines, Inc. (“Delta”)) with vested rights to certain complimentary leisure travel benefits described below (the “Retired Officer Merger Travel Benefits”) on Delta and certain Delta Connection Carriers following your termination of employment. The terms of this Agreement are more fully set forth below.
1. Eligibility. You will be eligible to receive the Retired Officer Merger Travel Benefits upon your employment with Delta. Eligibility for the Retired Officer Merger Travel Benefits will terminate upon your termination of employment at any time for “Cause” (as that term is defined in Attachment A) or your death. You must also enter into an agreement with Delta at or before the time your employment terminates which contains certain non competition, non solicitation and confidentiality covenants for the benefit of Delta, as well as a general release of claims against Delta. The form of such agreement will be substantially in the form attached as Attachment B. Continued eligibility for the Retired Officer Merger Travel Benefits will also be subject to compliance with rules and regulations applicable to all participants in the Delta UATP Travel Program, both active and retired, as they may change from time to time in Delta’s sole discretion. These rules may include, but are not limited to, age limitations for first class travel, dress restrictions, forfeiture of all travel benefits for gross misconduct and other generally applicable restrictions. Violation of these rules could result in suspension or termination of the Retired Officer Merger Travel Benefits granted under this Agreement. If Delta modifies the UATP Travel Program for all active and retired participants in such a way that the overall value of the UATP Travel Program to the participants remains unchanged, but is provided in a fundamentally different structure, e.g. the UATP system is modified such that continued use of such system is no longer practical, or the use of allowances is no longer practical, Delta may make such modifications to this Agreement as are minimally required to conform with such structure, but in any event, after such modifications, the complimentary leisure travel benefits provided to you thereafter will be substantially equivalent to the Retired Officer Merger Travel Benefits. Provided however, the previous sentence shall in no event be construed to allow you to liquidate or exchange the Retired Officer Merger Travel Benefits for any other benefit.
2. Retired Officer Travel Benefits. Subject to paragraph 1 above, as of your employment date, you will be vested in and eligible for your lifetime for those complimentary leisure travel benefits in effect under the Delta UATP Travel Program for someone who retires on the day after the merger between Nautilus Merger Corporation, a wholly owned subsidiary of Delta, and Northwest Airlines Corporation is consummated (the “Merger Date”). Eligibility for the Retired Officer Merger Travel Benefits shall commence upon your termination of employment and you will be vested in and eligible for these benefits regardless of your age and years of service at the time your employment terminates and, except for a termination for Cause as defined above or your death, regardless of the reason for your termination. Although you will also be eligible for any improvements to Delta’s UATP Travel Program between the Merger Date and your termination of employment, such improvements will not be vested, and are subject to modification in Delta’s sole discretion at any time, including after your termination of employment.
3. Allowances. The current annual Tax Reimbursement and Friends & Family allowances (the “Allowances”) for officers are set forth in Attachment C. After your termination of employment (and subject to paragraph 1 above), you will be vested in the annual Allowances set forth in Attachment C based on your job position at the Merger Date. You will receive new annual Allowances each year; however there will be no “carryover” of any unused Allowance to any subsequent year. The same calculations Delta applies to decrement the Allowances provided to active officers as they may change from time to time in Delta’s sole discretion will apply to the Allowances provided to you under this Agreement. Any unused portion of your annual Allowances will be forfeited as of 12:00 midnight on October 31st of each year and your new annual allowances will become available for your use on November 1st of each year. Delta may, in its sole discretion, change the beginning and ending date of the annual Allowance period if it determines such change is necessary to avoid adverse tax consequences to you or the Company.
4. Amendment. Delta may unilaterally modify this Agreement after the Merger Date if such amendment is necessary to avoid the imposition of excise taxes on you under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, or any other statute or regulation which would result in adverse tax treatment of the Retired Officer Merger Travel Benefits, but only to the extent necessary to comply with such statute or regulation or to avoid such excise tax or adverse tax treatment. Otherwise, this Agreement may not be amended or modified except by written agreement signed by you and Delta.
5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of that State.
6. Entire Agreement. This Agreement, together with the terms of the Delta UATP Travel Program applicable to retired officers as in effect on the Merger Date (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitutes the entire agreement between you and Delta with respect to your post-employment travel benefits (except for any space available travel benefits that may be available to you as a retiree).
7. Successors and Assigns. This Agreement will be binding upon any successor, assignee, purchaser or transferee of Delta.
8. Acceptance. If you agree to all of the terms of this Agreement, sign and date the Agreement where indicated below and return an original signed version of this Agreement to Mary Steele, either by hand or by mail to Department 936, P.O. Box 20706, Atlanta, Georgia 30320.
You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By:
Name: Michael H. Campbell
Title: EVP— HR, Labor & Communications

PARTICIPANT

[NAME]

Date:

2

Attachment A
Definition of Cause
     Cause means a person’s:
(i)	continued, substantial failure to perform his duties with Delta or any entity that, directly or indirectly, controls or is controlled by or under common control with Delta (an “Affiliate”) (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered the person which identifies the manner in which Delta or an Affiliate believes that the person has not performed his duties, or

(ii)	misconduct which is economically injurious to Delta or to any Affiliate, or

(iii)	conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty, or

(iv)	material violation of any material Delta or Affiliate policy or rule regarding conduct, which policy or rule has been communicated in writing to the person.
A person shall have a least the (10) business days to cure, if curable, any of the events (other than clause (iii)) which could lead to his termination for Cause. For any person who is an Executive Vice President or more senior executive of Delta, a termination for Cause must be approved by a 2/3 vote of the entire board of directors of Delta.

Attachment B
SEPARATION AGREEMENT AND GENERAL RELEASE
     1. Agreement. I, [NAME], the undersigned and individual named on the signature page hereto, wish to accept the benefits being offered by Delta Air Lines, Inc. (“Delta”) under the Delta Air Lines, Inc. retired officer travel program that were described in a letter to me dated ___which benefits were approved by the Personnel & Compensation Committee of the Board of Delta (such benefits referred to hereinafter as the “Merger Travel Benefits”). I acknowledge I have carefully reviewed the provisions of the Merger Travel Benefits, as well as this Separation Agreement and General Release (“Agreement”). I believe both the Agreement and the Merger Travel Benefits are in my best interest and I acknowledge entering into this Agreement voluntarily and without coercion.
     2. Merger Travel Benefits. In exchange for voluntarily executing and returning this Agreement to Delta, Delta will provide me with the Merger Travel Benefits. I acknowledge and agree that Delta will have no obligation under this Agreement to provide me with any other benefits in connection with my employment relationship with Delta, or the termination of that relationship, except as described herein. This provision shall have no impact on my rights under any other separation agreement to which I am a party.
     3. General Waiver and Release. In exchange for the benefits that Delta is providing under this Agreement, I hereby agree as follows:
          a. Except for the rights and obligations provided by or arising under this Agreement, the Delta Retirement Plan, the Delta Family-Care Savings Plan, the Delta Air Lines, Inc. 2007 Performance Compensation Plan, Delta’s vacation and Paid Personal Time policy regarding the eligibility of departing employees to receive payment for unused, earned vacation or Paid Personal Time, or any right I may have to indemnification by Delta, I hereby release, acquit, withdraw, retract and forever discharge any and all claims, causes of action in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses, or disputes, known or unknown, fixed or contingent, which I now have or may have hereafter, directly or indirectly, personally or in a representative capacity, against Delta, Northwest Airlines Corporation, Northwest Airlines, Inc., including their predecessors and successors, and their subsidiaries and affiliates and all of each entity’s respective current and former administrators, fiduciaries, parents, subsidiaries, plans, affiliates, members of the Boards of Directors, officers, directors, shareholders, representatives, agents, employees, plan administrators, contractors, and all persons acting through or in connection with Delta, Northwest Airlines Corporation, Northwest Airlines, Inc. or their current and former predecessors, successors, subsidiaries, and affiliates (each a “Released Party” and collectively the “Released Parties”) by reason of any matter, conduct, claim, event, act, omission, cause or thing whatsoever, from the beginning of time to, and including, the date of execution of this Agreement. This general release includes, but is not limited to, all claims, manner of actions, and causes of action, known or unknown, fixed or contingent, which arise under Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act of 1990; The Rehabilitation Act of 1973, as amended; The Worker Adjustment and Retraining Notification Act; 42 U.S.C. §§ 1981 through 1988; the Employee Retirement Income Security Act of 1974, as amended; Executive Order 11246, as amended; the Equal Pay Act of 1963, as amended; any federal, state, or local statute, ordinance, or regulation providing protection for employees who report suspected violations of law or regulation; any other federal, state or local statute, ordinance, or regulation respecting discriminatory hiring or employment practices based on protected class status or respecting any other employment practices requirements or protections (except for wage or leave benefits that may not be waived); common law claims of intentional or negligent infliction of emotional distress, defamation, negligent hiring, breach of contract, quasi-contract or implied-in-law contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, or wrongful termination of employment; and all other claims of any type or nature, including any

2

claim in contract or tort, and any claim for equitable relief, money damages (including compensatory and punitive damages) and attorneys’ fees and costs associated with any such alleged claim. All the forgoing terms in this Subsection (a) of this Section are hereinafter referred to individually and in the aggregate as the “General Release”. I understand and intend that this General Release shall discharge all claims against the Released Parties to the extent permitted by law, but shall not discharge claims arising out of any events which may occur after the date of execution of this Agreement.
          b. I acknowledge, agree and hereby stipulate to the following: (i) during my employment with Delta, I was allowed to take all leave and afforded all other rights to which I was entitled under the Family and Medical Leave Act (“FMLA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), or any other applicable federal, state, or local law providing for an employee’s leave of absence for medical, family, civic, child-care, parental, military service, court, or volunteer related reasons (“Leave Law”); and (ii) Delta has not in any way interfered with, restrained, or denied my exercise of (or attempt to exercise) any right under the FMLA, the USERRA, or any other applicable federal, state, or local Leave Law, nor terminated or otherwise discriminated against me for exercising (or attempting to exercise) any such rights.
          c. Except as specifically provided in this Agreement, I acknowledge, agree and hereby stipulate to the following: (i) in connection with my employment with Delta and subsequent separation from employment, I have been paid all wages, commissions, compensation, accrued time-off, benefits, and other amounts that I am or was owed under the Fair Labor Standards Act (“FLSA”), or any other applicable federal, state, or local law or regulation providing for the payment of wages, commissions, compensation, accrued time-off, and benefits (“Wage Law”); and (ii) I am not owed any back-pay, damages, penalties, or any other amounts due under the FLSA, or any other applicable federal, state, or local Wage Law.
          d. I understand that this General Release shall discharge all claims against the Released Parties to the extent permitted by law, but shall not prohibit me from filing a charge or claim with any local, state, or federal administrative agency or cooperating in any investigation conducted by any local, state, or federal administrative agency to the extent that filing such charge or claim or cooperation with the investigation by any governmental agency cannot be waived by me as a matter of law. Nevertheless, I understand and agree that through this General Release I waive all claims and rights to monetary or other recovery for any legal claims against Released Parties to the fullest extent permitted by law.
          e. Except as necessary to enforce the terms of this Agreement and subject to Subsection (d) of this Section, I agree that neither I, nor anyone acting on my behalf, will sue any Released Party based on any claim released under this Agreement. In the event that I sue, or anyone acting on my behalf sues, any Released Party based on any claim released under this Agreement, I will hold each Released Party harmless from any claim asserted in such lawsuit, as well as all costs and expenses, including attorneys’ fees, arising from the defense of such claim, and will accept no payment or other benefit as a result of such lawsuit or any settlement thereof..
          f. I execute this Agreement with full knowledge and understanding that there may be issues, actions, claims, and matters that are not now known by me and that any payment or benefits conferred in consideration of this Agreement are accepted as final. I execute this Agreement understanding and acknowledging the significance and consequences of waiving such unknown issues, actions, claims, and matters. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, I hereby expressly acknowledge that the General Release set forth in Subsection (a) of this Section is intended to and does include and discharge, without limitation, all issues, actions, claims, and matters that I do not know about, or suspect to exist, at the date of the execution of this Agreement and that this Agreement contemplates the extinguishment of all such issues, actions, claims, and matters.

3

          g. I represent and agree that I am not aware of any acts committed by the Released Parties that violate any federal, state, or local statute, code, ordinance, regulation, or any other applicable law.
     4. No Admissions. This Agreement is not to be construed in any way as an admission by any of the Released Parties that they have violated any federal, state, or local statute, ordinance, regulation, or violated any Delta policy.
     5. ADEA Waiver. I understand that there may be numerous, valuable rights under federal, state and local, including rights under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), which I am waiving by executing this Agreement. In connection with this and regardless of ADEA coverage, I hereby certify that:
          a. This Agreement is written in a manner that is understandable to me.
          b. I am receiving valuable consideration under this Agreement to which I would not otherwise be entitled.
          c. Participation in the Merger Travel Benefits constitutes full, fair, and adequate consideration for the affirmations, waivers, releases, discharges, and other agreements made by me in this Agreement.
          d. I have been advised in writing to consult with an attorney prior to executing this Agreement.
          e. I understand that this Agreement is a general release of Delta and the other Released Parties from any past or existing claim or potential claim, known or unknown, including any claim or potential claim relating to my employment relationship with Delta, and termination of that relationship.
          f. I have been given a period of forty-five (45) days in which to review this Agreement and to consult with an attorney, accountant, tax advisor, spouse, or any other person. I have either used this full forty-five (45) day period to consider this Agreement, or have voluntarily chosen to execute this Agreement before the end of that period.
          g. I understand I have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). To revoke this Agreement, I must notify Delta of the intent to revoke through a signed statement delivered to Robert L. Kight, Delta Air Lines, Inc., ATG Department 948, 1030 Delta Blvd., Atlanta, Georgia 30354-6001, or to such other person and address as Delta may designate in writing, on or before the last day of the Revocation Period. I acknowledge that this Agreement will not take effect until the day after the Revocation Period has expired, provided that I have not exercised my revocation right. If I revoke this Agreement, it shall immediately be void and of no further force or effect and I will not be eligible to participate in the Merger Travel Benefits referred to in Section 1 of this Agreement; otherwise, this Agreement will be fully effective and enforceable as of the day after the Revocation Period.
          h. I have not been coerced in any way to execute this Agreement.
     6. Return of Property. I agree that all property belonging to Delta, including records, files, memoranda, reports, personnel information (including benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, which I have come in contact with in the course of my employment (hereinafter “Delta’s Materials”) shall, as between the parties hereto, remain the sole property of Delta. I hereby warrant that I have returned all originals and copies of Delta’s Materials to Delta.

4

     7. Cooperation. I agree that I shall, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta has an interest, and regarding which I, by virtue of my employment with Delta, have knowledge or information relevant to the litigation. Delta shall reimburse me for reasonable and necessary out-of-pocket expenses that I incur in connection with such cooperation.
     8. Trade Secrets. I hereby acknowledge that during the term of my employment with Delta, I had access to and acquired knowledge of secret, confidential and proprietary information regarding, Delta and its business that fits within the definition of “trade secrets” under the law of the State of Georgia, including, without limitation, information regarding Delta’s present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Delta and its employees, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). I hereby agree that, for so long as such information remains a Trade Secret as defined by Georgia law, I will hold in a fiduciary capacity for the benefit of Delta and shall not directly or indirectly make use of, on my own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.
     9. Confidential or Proprietary Information. I further agree that I will hold in a fiduciary capacity for the benefit of Delta, and, during the two-year period beginning on the date I sign this Agreement (the “Effective Date”), shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that I may have acquired (whether or not developed or compiled by me and whether or not I was authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of, or as a result of my employment by Delta. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all business development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies, and agreements related to the sale of assets; all third party provider agreements, relationships, and strategies; all business methods and processes used by Delta and its employees; all personally identifiable information regarding Delta employees, contractors and applicants; and all lists of actual or potential customers or suppliers maintained by Delta. The term “Confidential and Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.
     10. Employee Non-Solicitation Agreement. During the one-year period following the Effective Date, I will not directly or indirectly (on my own behalf or on behalf of any other person, company, partnership, corporation or other entity), employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or its subsidiaries or solicit, encourage or induce any such person to terminate their employment with Delta and its subsidiaries. The restrictions set forth in this Section shall be limited to those Company management or professional employees who: (i) were employed by Delta during my employment in a supervisory or administrative job; and (ii) with whom I had material professional contact during my employment with Delta.
     11. Non-Competition Agreement. During the one-year period following the Effective Date, I will not on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, provide the same or substantially similar services, as an

5

employee, consultant, partner, or in any other capacity, to any of the following entities, which I hereby acknowledge are all competitors of Delta: AMR Corporation, American Airlines, Inc., Continental Airlines, Inc., Southwest Airlines Co., UAL Corporation, United Air Lines, Inc., US Airways Group, Inc., US Airways, Inc., JetBlue Airways Corporation, AirTran Holdings, Inc., or AirTran Airways, Inc., (individually and collectively, the “Competitor”). This restriction shall only apply to the extent that I may not provide services to the Competitor: (a) while working within a fifty (50) mile radius of the city limits of Atlanta, Georgia; or (b) while working out of or within a fifty (50) mile radius of the corporate headquarters or a major hub operation of the Competitor.
     12. No Statements. I agree that I will not make any oral or written statement to the news media, in any public forum, or to any business competitive with Delta, concerning any actions or inactions by Delta, or any of its present or former subsidiaries or affiliates or any of its present or former officers, directors or employees, relative to Delta’s compliance with any state, federal or local law or rule. I further agree that I will not make any oral or written statement or take any other action which disparages or criticizes Delta, or any of its present or former subsidiaries or affiliates or any of its present or former officers, directors or employees, including, but not limited to any such statement which damages Delta’s good reputation or impairs its normal operations. I further agree that I will not initiate or solicit claims against Delta, or otherwise directly or indirectly encourage or support any claim that has been or in the future is asserted by a third party against Delta.
     13. Confidentiality of Agreement. Subject to the provisions of Subsection 3(d), I agree that the nature, terms, conditions, and substance of this Agreement are strictly confidential and shall be kept confidential by me and all of my attorneys and family members and shall not be disclosed at any time to any other person or entity whomsoever without the prior written consent of Delta, except as to the settlement amounts which may be disclosed solely: (a) as necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities; and (b) in the performance of personal or business financial planning. In addition, any term hereof may be disclosed during any lawsuit or other proceeding brought to enforce the terms of this Agreement or as required pursuant to legal subpoena or court order. I agree that upon the receipt of a subpoena or other legal request for information contained in or regarding the nature, terms, conditions, or substance of this Agreement, I shall, within five (5) days, notify Delta in writing of such request and shall give Delta the opportunity to object to the disclosure of such information before responding to any such request.
     14. Arbitration. I hereby agree that except as expressly set forth below, all disputes and any claims arising out of or under or relating to this Agreement, including without limitation any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement or any of its terms, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed to in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Wilmington, Delaware. The arbitrator will apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. I hereby consent to the personal jurisdiction of the state and federal courts located in the State of Delaware for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 12 to be effective:
                    [NAME]

6

Robert L. Kight, Vice President – Compensation, Benefits and Services Delta Air Lines, Inc.
     15. Injunctive Relief in Aid of Arbitration; Forum Selection. I hereby acknowledge and agree that the provisions contained in Sections 8 through 13 of this Agreement are reasonably necessary to protect the legitimate business interests of Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. I further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond, restraining me from continuing to commit any violation of the covenants, and I hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Delaware, with venue in Wilmington, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against me by Delta in aid of arbitration.
     16. Consequences of Breach. Furthermore, I acknowledge that, in partial consideration for the payments and benefits described in the Merger Travel Benefits and this Agreement, Delta is requiring that I agree to and comply with the terms of Sections 8 through 11 and I hereby agree that without limiting any of the foregoing, should I violate any of the terms of Sections 8 through 11 hereof, I will not be entitled to and shall not receive any benefits under the Merger Travel Benefits; and (b) shall repay to Delta all amounts paid by Delta on my behalf in connection with the Merger Travel Benefits.
     17. Tolling. I further agree that in the event the enforceability of any of the restrictions as set forth in Sections 9, 10, or 11 of this Agreement are challenged and I am not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, the time period set forth in such Section(s) shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.
     18. Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of that State.
     19. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF DELTA OR ME, OR ANY EXERCISE BY DELTA OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.
     20. Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
     21. Successors. This Agreement shall be binding upon, and inure to the benefit of, me, and each of my heirs, administrators, representatives executors and assigns. This Agreement shall be binding

7

upon, and inure to the benefit of, Delta, and its successors, and past, current and future fiduciaries, directors, shareholders, administrators, subsidiaries, agents, employees and assigns.
     22. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
     23. Entire Agreement. This Agreement sets forth the entire Agreement between me and Delta concerning the Merger Travel Benefits and supersedes any other written or oral agreement. No representations, statements, or inducements have been made to me concerning this Agreement other than the representations and statements contained and memorialized in this Agreement.
     IN WITNESS WHEREOF, Delta has executed this Agreement on the                      day of [MONTH], [YEAR], and [NAME] has executed this Agreement on the date indicated below.

[NAME]

Date:

Robert L. Kight
Vice President – Compensation, Benefits and Services
Delta Air Lines, Inc.

8

     Attachment C
ALLOWANCES
o	Tax Reimbursement Allowance. Annually, Delta will reimburse you the federal, state and local income and employment taxes (as well as the taxes associated with such reimbursement) on complimentary travel for you, your spouse, domestic partner or travel companion, parents and children as defined in Delta’s Nonrevenue Pass Policy as in effect on the Merger Date (“Eligible Family Members”) and on complimentary travel under the Friends & Family Allowance (as defined below) with an aggregate imputed value of up to the amounts set forth below (the “Tax Reimbursement Allowance”):

Tax Reimbursement
Level	Allowance
CEO/President	$25,000
EVP	$20,000
SVP	$17,500
VP	$15,000
o	Friends & Family Allowance. In addition to the Tax Reimbursement Allowance, you may provide annual complimentary travel with an aggregate imputed value up to the amounts set forth below for persons who are not Eligible Family Members (the “Friends & Family Allowance”):

Friends & Family
Level	Allowance
CEO/President	$20,000
EVP	$15,000
SVP	$12,500
VP	$10,000

9

EXHIBIT D
WAIVER AND GENERAL RELEASE
FOR RETENTION PAYMENT
This AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and among the individual named on the signature page hereto (the “Executive”), Northwest Airlines, Inc. (“Northwest”), and Delta Air Lines, Inc. (“Delta”).
WITNESSETH:
          WHEREAS, Executive has been employed by Northwest and is a party to that certain Management Compensation Agreement dated as of                                         ,                      and its amendment dated as of April 15, 2008, by and between Northwest and Executive (collectively, the “Northwest Compensation Agreement”);
          WHEREAS, Executive has accepted an offer of employment from Delta pursuant to that certain letter agreement dated                                         , 2008 by and between Delta and Executive (the “Delta Offer Letter”);
          WHEREAS, in accordance with the Delta Offer Letter, Executive’s employment with Delta will begin effective on the date of the consummation of the merger contemplated by that certain Agreement and Plan of Merger by and among Northwest, Delta and a wholly owned subsidiary of Delta (the “Merger”);
          WHEREAS, the execution of this Agreement by Executive is a condition precedent to Executive receiving from Delta the retention payment set forth in the Delta Offer Letter (the “Retention Payment”);
          WHEREAS, in exchange for the Retention Payment, Executive will execute and comply fully with the terms of this Agreement; and
          WHEREAS, Executive (i) understands that in executing this Agreement Executive is, inter alia, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (the “ADEA”), and (ii) has been given a period of not less than twenty-one (21) days within which to consider this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive, Northwest and Delta agree and covenant as follows:
1. Agreement. Executive desires to accept the Retention Payment being offered by Delta pursuant to the Delta Offer Letter in exchange for Executive executing and returning to Delta and not revoking this Agreement. Executive acknowledges and agrees that he or she has carefully reviewed the provisions of the Delta Offer Letter and this Agreement, believes that both the Delta Offer Letter and this Agreement are in his or her best interest and Executive is entering into this Agreement voluntarily and without coercion.

2. Retention Payment. In exchange for voluntarily executing and returning this Agreement to Delta and not revoking it during the Revocation Period (as defined below), Delta will pay to Executive the Retention Payment set forth in the Delta Offer Letter, subject to the required withholding and payment of all applicable federal, state and local taxes and subject further to the terms and conditions of the Delta Offer Letter, including without limitation Executive’s repayment obligations set forth therein.
3. Termination of Northwest Compensation Agreement. Executive hereby agrees that, in exchange for the benefits provided under the Delta Offer Letter, including the Retention Payment, the Northwest Compensation Agreement, and all rights and obligations of both parties thereunder, shall terminate and such agreement shall be of no further force or effect.
4. General Waiver and Release. In exchange for the Retention Payment, Executive hereby agrees as follows:
(a) Except for the rights and obligations provided by or arising under this Agreement, the Delta Offer Letter, any Northwest compensation or benefit plan in which Executive may have been eligible to participate from time to time, or any right Executive may have to indemnification by Northwest or Delta, Executive hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, causes of action in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses, or disputes, known or unknown, fixed or contingent, which I now have or may have hereafter, directly or indirectly, personally or in a representative capacity, against Delta, Northwest Airlines Corporation, Northwest Airlines, Inc., including their predecessors and successors, and their subsidiaries and affiliates and all of each entity’s respective current and former administrators, fiduciaries, parents, subsidiaries, plans, affiliates, members of the Boards of Directors, officers, directors, shareholders, representatives, agents, employees, plan administrators, contractors, and all persons acting through or in connection with Delta, Northwest Airlines Corporation, Northwest Airlines, Inc. or their current and former predecessors, successors, subsidiaries, and affiliates (each a “Released Party” and collectively the “Released Parties”) by reason of any matter, conduct, claim, event, act, omission, cause or thing whatsoever, from the beginning of time to, and including, the date of execution of this Agreement. This general release includes, but is not limited to, all claims, manner of actions, and causes of action, known or unknown, fixed or contingent, which arise under Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act of 1990; The Rehabilitation Act of 1973, as amended; The Worker Adjustment and Retraining Notification Act; 42 U.S.C. §§ 1981 through 1988; the Employee Retirement Income Security Act of 1974, as amended; Executive Order 11246, as amended; the Equal Pay Act of 1963, as amended; any federal, state, or local statute, ordinance, or regulation providing protection for employees who report suspected violations of law or regulation; any other federal, state or local statute, ordinance, or regulation respecting discriminatory hiring or employment practices based on protected class status or respecting any other employment practices requirements or protections (except for wage or leave benefits that may not be waived); common law claims of intentional or negligent infliction of emotional distress, defamation, negligent hiring, breach of contract, quasi-contract or implied-in-law contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, or wrongful termination of employment; and all other claims of any type or nature, including any claim in contract or tort, and any claim for equitable relief, money damages (including compensatory and punitive damages) and attorneys’ fees and costs associated with any such alleged claim. All the forgoing terms in this Subsection (a) of this Section are hereinafter referred to individually and in the aggregate as the “General Release”. Executive understands and intends that this General Release shall discharge all claims against the Released Parties to the extent permitted by law, but shall not discharge claims arising out of any events which may occur after the date of execution of this Agreement.
(b) Executive acknowledges, agrees and hereby stipulates to the following: (i) during my employment with Northwest, Executive was allowed to take all leave and afforded all other rights to which he or she was entitled under the Family and Medical Leave Act (“FMLA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), or any other applicable federal, state, or local law providing for an employee’s leave of absence for medical, family, civic, child-care, parental, military service, court, or volunteer related reasons (“Leave Law”); and (ii) Northwest has not in any way interfered with, restrained, or denied Executive’s exercise of (or attempt to exercise) any right under the FMLA, the USERRA, or any other applicable federal, state, or local Leave Law, nor terminated or otherwise discriminated against him or her for exercising (or attempting to exercise) any such rights.
(c) Executive understand that this General Release shall discharge all claims against the Released Parties to the extent permitted by law, but shall not prohibit Executive from filing a charge or claim with any local, state, or federal administrative agency or cooperating in any investigation conducted by any local, state, or federal administrative agency to the extent that filing such charge or claim or cooperation with the investigation by any governmental agency cannot be waived by me as a matter of law. Nevertheless, Executive understands and agrees that through this General Release Executive waives all claims and rights to monetary or other recovery for any legal claims against Released Parties to the fullest extent permitted by law.
(d) Except as necessary to enforce the terms of this Agreement and subject to Subsection (c) of this Section, Executive agree that neither Executive, nor anyone acting on his or her behalf, will sue any Released Party based on any claim released under this Agreement. In the event that Executive sues, or anyone acting on his or her behalf sues, any Released Party based on any claim released under this Agreement, Executive will hold each Released Party harmless from any claim asserted in such lawsuit, as well as all costs and expenses, including attorneys’ fees, arising from the defense of such claim, and will accept no payment or other benefit as a result of such lawsuit or any settlement thereof..
(e) Executive executes this Agreement with full knowledge and understanding that there may be issues, actions, claims, and matters that are not now known by Executive and that any payment or benefits conferred in consideration of this Agreement are accepted as final. Executive executes this Agreement understanding and acknowledging the significance and consequences of waiving such unknown issues, actions, claims, and matters. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive hereby expressly acknowledges that the General Release set forth in Subsection (a) of this Section is intended to and does include and discharge, without limitation, all issues, actions, claims, and matters that Executive does not know about, or suspect to exist, at the date of the execution of this Agreement and that this Agreement contemplates the extinguishment of all such issues, actions, claims, and matters.

(f) Executive represents and agrees that Executive is not aware of any acts committed by the Released Parties that violate any federal, state, or local statute, code, ordinance, regulation, or any other applicable law.
5. No Admissions. This Agreement is not to be construed in any way as an admission by any of the Released Parties that they have violated any federal, state, or local law, ordinance, regulation, or policy.
6. ADEA Waiver. Executive understands that there may be numerous, valuable rights under federal, state and local law, including rights under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq., which Executive is waiving by executing this Agreement. In connection with this, Executive hereby certifies that:
(a) This Agreement is written in a manner that is understandable to Executive;
(b) Executive is receiving valuable consideration under the Delta Offer Letter to which Executive would not otherwise be entitled;
(c) Executive has been advised in writing to consult with an attorney prior to executing this Agreement;
(d) Executive understands that this Agreement is a general release of Northwest, Delta and the other Released Parties from any past or existing claim or potential claim;
(e) Executive has been given a period of twenty-one (21) days in which to consider whether to sign this Agreement and to consult with an attorney, accountant, tax advisor, spouse, or any other person. Executive has either used this full twenty-one (21) day period to consider this Agreement, or have voluntarily chosen to execute this Agreement before the end of that period;
(f) Executive understands he or she has fifteen (15) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). To revoke this Agreement, Executive must notify Delta of the intent to revoke through a signed statement delivered to Robert L. Kight, Vice President — Compensation and Benefits, Delta Air Lines, Inc., ATG Department 948, 1030 Delta Blvd., Atlanta, Georgia 30354-6001, or to such other person and address as Delta may designate in writing, on or before the last day of the Revocation Period. Executive acknowledges that this Agreement will not take effect until the day after the Revocation Period has expired, provided that Executive has not exercised his or her revocation right. If Executive revokes this Agreement, this Agreement shall immediately be void and of no further force or effect and Executive will not receive the Retention Payment; otherwise, this Agreement will be fully effective and enforceable as of the day after the Revocation Period.
7. Trade Secrets. Executive hereby acknowledges that, during the term of his or her employment with Northwest, Executive had access to and acquired knowledge of secret, confidential and proprietary information regarding, Northwest and its business that fits within the definition of “trade secrets” under the law of the State of Minnesota, including, without limitation, information regarding Northwest’s present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Northwest and its employees, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). Executive hereby agrees that, for so long as such information remains a Trade Secret as defined by Minnesota law, Executive will hold in a fiduciary capacity for the benefit of Northwest and Delta, and shall not directly or indirectly make use of, on his or her own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any third person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.
8. Confidential or Proprietary Information. Executive further agrees that he or she will hold in a fiduciary capacity for the benefit of Northwest and Delta, and, during the two year period beginning on the date Executive signs this Agreement (the “Effective Date”), shall not directly or indirectly disclose to any third party, any Confidential or Proprietary Information, as defined hereinafter, that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of, or as a result of Executive’s employment by Northwest. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Northwest not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies, and agreements related to the sale of assets; all third party provider agreements, relationships, and strategies; all business methods and processes used by Northwest and its employees; all personally identifiable information regarding Northwest employees, contractors and applicants; and all lists of actual or potential customers or suppliers maintained by Northwest. The term “Confidential and Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.
9. Non-Solicitation Agreement. During the one-year period following the Effective Date, Executive will not directly or indirectly (on his or her own behalf or on behalf of any other person, company, partnership, corporation or other entity), employ or solicit for employment any individual who is a management or professional employee of Northwest, Delta or their respective affiliates for employment with any entity or person other than Northwest, Delta or their respective affiliates, or solicit, encourage or induce any such person to terminate their employment with Northwest, Delta or their respective affiliates.
10. Non-Competition Agreement. Executive acknowledges that Delta competes in a worldwide passenger air travel market, and Delta’s business plan is increasingly international in scope.  Executive also acknowledges that although Delta’s business plan focuses on international air travel as a critical component, Delta will continue to provide primarily domestic air travel service.  Executive acknowledges that the airlines listed below are particular competitors to Delta in the domestic or international market, and employment or consulting with any of the listed carriers would create more harm to Delta than relative to Executive’s possible employment or consulting with other air passenger carriers or air cargo carriers.  Executive agrees that the restrictions placed on me under this paragraph will not prevent him or her from earning a livelihood, given the large number of worldwide and domestic passenger and cargo air carriers not included in the list below. During the one-year period following the Effective Date, Executive will not on his or her own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, provide the same or substantially similar services, as an employee, consultant, partner, or in any other capacity, to any of the following entities, which Executive hereby acknowledges are all competitors of Delta: AMR Corporation, American Airlines, Inc., Continental Airlines, Inc., Southwest Airlines Co., UAL Corporation, United Air Lines, Inc., US Airways Group, Inc., US Airways, Inc., JetBlue Airways Corporation, AirTran Holdings, Inc., or AirTran Airways, Inc., (individually and collectively, the “Competitor”).
11. Arbitration. Executive hereby agrees that, except as expressly set forth below, all disputes and any claims arising out of or under or relating to this Agreement, including without limitation any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement or any of its terms, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed to in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Wilmington, Delaware. The arbitrator will apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. Executive hereby consents to the personal jurisdiction of the state and federal courts located in the State of Delaware for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Northwest will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 7 to be effective:
                                          [Name]
                                           Northwest Airlines, Inc.
                                         Delta Air Lines, Inc.
12. Injunctive Relief in Aid of Arbitration; Forum Selection. Executive hereby acknowledges and agrees that the provisions contained in Sections 7, 8, 9 and 10 of this Agreement are reasonably necessary to protect the legitimate business interests of Northwest and Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to either or both of them for which monetary damages will not be an adequate remedy. Executive further acknowledges that if any such provision is breached or threatened to be breached, either Northwest or Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond, restraining Executive from continuing to commit any violation of the covenants, and Executive hereby irrevocably consents to the jurisdiction of the state and federal courts of the State of Delaware, with venue in Wilmington, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against Executive by Northwest or Delta in aid of arbitration.
13. Consequences of Breach. Furthermore, Executive acknowledges that, in partial consideration for the Retention Payment, Delta is requiring that Executive agree to and comply with the terms of Sections 7 through 10 hereof and Executive hereby agrees that, without limiting any of the foregoing, should Executive violate any of the terms of Sections 7 through 10 hereof,

Executive: (a) will not be entitled to and shall not receive any benefits under the Delta Offer Letter or any other Delta compensation or benefit plan or arrangement, and (b) shall repay to Delta the full amount of the Retention Payment.
14. Tolling. Executive further agrees that in the event the enforceability of any of the restrictions as set forth in Sections 8, 9 or 10 of this Agreement are challenged and Executive is not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, the time period set forth in such Section(s) shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.
15. Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of that State.
16. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXECUTIVE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF NORTHWEST, DELTA OR EXECUTIVE, OR ANY EXERCISE BY NORTHWEST, DELTA OR EXECUTIVE OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.
17. No Statements. Executive agrees that he or she will not make any oral or written statement to the news media, in any public forum, or to any business competitive with Northwest or Delta concerning any actions or inactions by Northwest or Delta, or any of their respective present or former subsidiaries or affiliates or any of their respective present or former officers, directors or employees, relative to Northwest’s or Delta’s compliance with any state, federal or local law or rule. Executive further agrees that he or she will not make any oral or written statement or take any other action which disparages or criticizes Northwest or Delta, or any of their respective present or former subsidiaries or affiliates or any of their respective present or former officers, directors or employees, including, but not limited to any such statement which damages Northwest’s or Delta’s good reputation or impairs their respective normal operations. Executive further agrees that he or she will not initiate or solicit claims against Northwest or Delta, or otherwise directly or indirectly encourage or support any claim that has been or in the future is asserted by a third party against Northwest or Delta.
18. Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

20. Entire Agreement. This Agreement sets forth the entire Agreement between Executive, Northwest and Delta and supersedes any other written or oral agreement. No representations, statements, or inducements have been made to Executive concerning this Agreement other than the representations and statements contained and memorialized in this Agreement.

IN WITNESS WHEREOF, Northwest and Delta have each executed this Agreement on the                      day of                                         ,                     , and [Name] has executed this Agreement on the date indicated below.

(Employee signature)
Name:

Date:

Robert L. Kight
Vice President — Compensation and Benefits
Delta Air Lines, Inc.

Michael J. Becker
Executive Vice President and Chief Operating Officer
Northwest Airlines, Inc.

EXHIBIT E
Definition of Good Reason
Good Reason” means any of the following which occur without the affected employee’s express written consent:
(i)	prior to a Change in Control, (as defined in the Delta Air Lines, Inc. 2007 Performance Compensation Plan) in the case of an employee who is an Executive Vice President or more senior executive of the Company, a diminution or other reduction of such employee’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by the Company after written notice by such employee to the Chief Executive Officer of the Company;

(ii)	following a Change in Control, in the case of any employee, a diminution or other reduction of such employee’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by the Company or an Affiliate (as defined in the Delta Air Lines, Inc.2007 Performance Compensation Plan) after written notice by such employee to the Chief Executive Officer of the Company;

(iii)	prior to a Change in Control, the employee’s office is relocated by more than 50 miles and the relocation would place the employee in a position of reduced status and importance within the Company or an Affiliate generally;

(iv)	following a Change in Control, the employee’s office is relocated by more than 50 miles;

(v)	a reduction of employee’s base salary or incentive compensation opportunities, in either case other than pursuant to a uniform percentage salary reduction for similarly situated executives (or, following a Change in Control, all full-time domestic employees not subject to a collective bargaining agreement);

(vi)	the Company does not keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which the employee receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for similarly situated employees (or, following a Change in Control, all full-time domestic employees who are not subject to a collective bargaining agreement)); or

(vii)	a material breach by the Company or an Affiliate of any binding obligation to the employee relating to a material term of the employee’s employment, including but not limited to, indemnification or any failure of a successor to the Company to assume and agree to perform such obligation.

Notwithstanding the foregoing: (A) the Merger will not be considered a Change in Control; (B) any Award made to an employee under the Merger Award Program (MAP), any other equity-based awards or other incentive compensation awards made to an employee by any of Delta, NWA or any Affiliate prior to the closing of the Merger, and any retention payment or special travel benefits provided to an employee as a result of his or her initial employment with Delta or any Affiliate will be ignored for purposes of determining whether the employee has suffered a reduction that constitutes Good Reason under subsection (v) or (vi) above; (C) as to any employee, an event described in subsections (i) through (vii) above shall constitute Good Reason only if such employee gives the Company written notice of intent to resign and the reasons therefore within ninety (90) days of the occurrence of such event; (D) no event described in subsections(i) through (vii) which is curable shall constitute Good Reason if such event is cured by the Company or an Affiliate within ten (10) days of the employee’s notice, given in accordance with (C) above; and (E) absent a cure by the Company or an Affiliate as described in (D) above, the employee must separate from service prior to the end of the 180 period beginning with the event that constituted Good Reason.

EXHIBIT F
     Gross-Up Payments. If applicable, the Company shall pay you an additional lump sum payment (the “Gross-Up Payment”), in cash, equal to the amounts, if any, described below:
     (i) Subject to sub-section (ii) below, if any portion of the Retention Payment and other payments described within the section of the letter entitled “Retention Payment and Waiver of Rights under Certain NWA Agreements”, when taken together with any payment under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then you shall be entitled to an additional amount such that after payment by you of all such your applicable federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, you will retain an amount sufficient to pay the Excise Tax imposed on the Total Payments (provided that the Gross-Up Payment to be made under this provision and any other similar gross up payment made under any similar Excise Tax reimbursement provision included in any other agreement with, or plan of, the Company shall not, when taken as an aggregate, exceed the Gross-Up Payment).
     (ii) Notwithstanding the provisions of sub-section (i) above, if it shall be determined that you would be entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to you shall be reduced (but not below zero) to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to you. Such reduction of the amounts payable to the Safe Harbor Cap, if applicable, shall be made by reducing payments comprising the Total Payments in such order as elected by you.
The amounts payable under this Section shall be paid by the Company as soon as practicable (but in no event more than 30 days) after the occurrence of the events giving rise to your right to payment hereunder.
     Determinations. In the event of a Change in Control, all determinations required to be made as described above, including the amount of the Gross-Up Payment, whether a payment is required hereunder, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the nationally recognized accounting firm generally used by the Company as its financial auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within twenty (20) business days of the receipt of notice from you that there has been an event giving rise to the right to benefits hereunder, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for a person effecting the Change in Control or is otherwise unavailable, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
     Subsequent Redeterminations. Unless requested otherwise by the Company, you must use reasonable efforts to contest in good faith any subsequent determination by the Internal

Revenue Service that you owe an amount of Excise Tax greater than the amount previously determined hereunder; provided, however, that you shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by you in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that you owe an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid hereunder, the Company shall promptly pay to you, or you shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to you pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to you an additional amount such that after payment by you of all your applicable federal, state and local taxes on such additional amount, you will retain an amount sufficient to pay the total of your applicable federal, state and local taxes arising due to the Later Payment. In the case of any repayment of Excise Tax that you are required to make to the Company pursuant to the second sentence of this paragraph, you shall also repay to the Company the amount of any additional payment received by you from the Company in respect of applicable federal, state and local taxes on such repaid Excise Tax, to the extent that you are entitled to a refund of (or has not yet paid) such federal, state or local taxes.